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                                                                   Exhibit 99(j)

  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in each Statement of Additional Information in Post-Effective Amendment Number 40 to the Registration Statement (Form N-1A, No. 333-45431) of the Hartford HLS Series Fund, Inc. and to the incorporation by reference of our reports dated February 8, 2005 for Hartford Advisers HLS Fund, Hartford Capital Appreciation HLS Fund, Hartford Disciplined Equity HLS Fund, Hartford Dividend and Growth HLS Fund, Hartford Equity Income HLS Fund, Hartford Focus HLS Fund, Hartford Global Advisers HLS Fund, Hartford Global Communications HLS Fund, Hartford Global Financial Services HLS Fund, Hartford Global Health HLS Fund, Hartford Global Leaders HLS Fund, Hartford Global Technology HLS Fund, Hartford Growth HLS Fund, Hartford High Yield HLS Fund, Hartford Index HLS Fund, Hartford International Capital Appreciation, Hartford International Opportunities HLS Fund, Hartford International Small Company HLS Fund, Hartford MidCap HLS Fund, Hartford MidCap Value HLS Fund, Hartford Money Market HLS Fund, Hartford Mortgage Securities HLS Fund, Hartford Small Company HLS Fund, Hartford Stock HLS Fund, Hartford Total Return Bond HLS Fund (formerly Hartford Bond HLS Fund),
and Hartford Value HLS Fund   (the twenty six portfolios of Hartford
Series Fund, Inc.) included in the December 31, 2004 Annual Reports to Shareholders of Hartford Series Fund, Inc.


                                                     /s/ ERNST & YOUNG LLP


Boston, Massachusetts
April 25, 2005